Exhibit 99.4

FORM OF NOTICE TO INVESTORS

of

AMERICAN MEDIA, INC.

Exchange Offer for

$365,000,000

11.5% First Lien Senior Secured Notes due 2017

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON             , 2012, UNLESS EXTENDED.

To Our Clients:

Enclosed for your consideration is a prospectus dated             , 2012 (the “prospectus”) and a letter of transmittal (which together constitute the “exchange offer”) relating to the offer by American Media, Inc. (the “Issuer”) to exchange its 11.5% First Lien Senior Secured Notes due 2017 (the “exchange notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal aggregate principal amount of its outstanding 11.5% First Lien Senior Secured Notes due 2017 (the “original notes”). As set forth in the prospectus, the terms of the exchange notes are substantially identical to the original notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the original notes do not apply to the exchange notes.

The enclosed materials are being forwarded to you as the beneficial owner of original notes carried by us for your account or benefit but not registered in your name. An exchange of any original notes may only be made by us as the registered Holder and pursuant to your instructions. Therefore, we urge beneficial owners of original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such Holder promptly if they wish to exchange original notes in the exchange offer.

Accordingly, we request instructions as to whether you wish us to exchange any or all such original notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the prospectus and letter of transmittal. We urge you to read carefully the prospectus and letter of transmittal before instructing us to exchange your original notes.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exchange original notes on your behalf in accordance with the provisions of the exchange offer. The exchange offer expires at 5:00 p.m., New York City time, on             , 2012, unless extended. The term “expiration time” shall mean 5:00 p.m., New York City time, on             , 2012, unless the exchange offer is extended as provided in the prospectus, in which case the term “expiration time” shall mean the latest date and time to which the exchange offer is extended. A tender of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration time.

Your attention is directed to the following:

1. The Issuer will issue a like principal amount of exchange notes in exchange for the principal amount of original notes surrendered pursuant to the exchange offer, of which $365,000,000 aggregate principal amount of original notes were outstanding as of the date of the prospectus. As set forth in the prospectus, the terms of the exchange notes are substantially identical to the original notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the original notes do not apply to the exchange notes.

2. THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE “THE EXCHANGE OFFER—CERTAIN CONDITIONS TO THIS EXCHANGE OFFER” IN THE PROSPECTUS.

3. The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on             , 2012, unless extended.

4. The Issuer has agreed to pay the expenses of the exchange offer.

5. Any transfer taxes incident to the transfer of original notes from the tendering Holder to us will be paid by the Issuer, except as provided in the prospectus and this letter of transmittal.

The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of original notes residing in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish us to tender any or all of your original notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying letter of transmittal is furnished to you for informational purposes only and may not be used by you to exchange original notes held by us and registered in our name for your account or benefit.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the exchange offer of American Media, Inc.

This will instruct you to tender for exchange the aggregate principal amount of original notes indicated below (or, if no aggregate principal amount is indicated below, all original notes) held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the prospectus and this letter of transmittal.

Aggregate Principal Amount of original notes to be tendered for exchange:

$

*	I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of the original notes in the space above, all original notes held by you for my (our) account will be tendered for exchange.

Signature(s)

Capacity (full title), if signing in a fiduciary or representative capacity

Name(s) and address, including zip code

Date

Area Code and Telephone Number

Taxpayer Identification or Social Security No.